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                                  E2Enet,Inc.
                             4350 N. Fairfax Drive
                                   Suite 350
                              Arlington, VA  22203



                                November 5, 1999


David M. Lynn
Special Counsel
Division of Corporation Finance
Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549


          Re:  E2Enet, Inc.,
          Registration Statement on Form S-1
          (File No. 333-78587)

Dear Mr. Lynn:

          This letter is submitted pursuant to Rule 477 under the Securities Act of 1933. E2Enet, Inc. hereby requests withdrawal of the above-mentioned registration statement effective immediately. E2E is requesting withdrawal of its Registration Statement due to unfavorable market conditions and timing considerations.

                                              Very truly yours,

                                              /s/ Robert J. Smith

                                              Robert J. Smith
                                              Chief Executive Officer

SM/jw

cc:  Steven A. Museles, Hogan & Hartson L.L.P.
   R. W. Smith, Jr., Piper & Marbury, L.L.P.